Exhibit 2.5

NOTICE OF ANNUAL AND SPECIAL MEETING TO BE HELD ON JUNE 14, 2011 AT 2:00 P.M.

- AND -

MANAGEMENT INFORMATION CIRCULAR

APRIL 26, 2011

TABLE OF CONTENTS

SOLICITATION OF PROXIES	1
INFORMATION CONTAINED IN THIS INFORMATION CIRCULAR	1
NOTICE TO SHAREHOLDERS IN THE UNITED STATES	2
FORWARD-LOOKING STATEMENTS	2
APPOINTMENT AND REVOCATION OF PROXIES	3
VOTING OF COMMON SHARES REPRESENTED BY MANAGEMENT PROXIES	3
NON-REGISTERED SHAREHOLDERS	4
VOTING SHARES AND PRINCIPAL HOLDERS THEREOF	4
BUSINESS OF THE MEETING	5
Presentation of Financial Statements	5
Appointment of Auditor	5
Election of Directors	5
Approval of the Name Change of the Company	7
Approval of Amendments to the Deferred Share Unit Plan to Comply with Requirements of the TSX	7
Deferred Share Unit Plan Resolution	8
OTHER BUSINESS	8
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	9
REPORT ON CORPORATE GOVERNANCE	9
Board of Directors	9
Directorships	9
Board and Committee Meetings	10
Orientation and Continuing Education	11
Ethical Business Conduct	11
Disclosure and Insider Trading Policy	12
Board Committees	12
Audit Committee	12
Executive Committee	12
Corporate Governance and Reserves Committee	12
Health, Safety and Environment Committee	13
Compensation Committee	13
COMPENSATION DISCUSSION AND ANALYSIS	13
Base Salaries	14

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Services Agreements	14
Bonuses	14
SECURITY BASED COMPENSATION ARRANGEMENTS	15
Deferred Share Unit Plan	15
Share Incentive Plan	16
Share Purchase Component	16
Share Option Component	17
Share Bonus Component	18
General Provisions of the Share Incentive Plan	19
Compensation of Directors	19
Directors’ Fees	19
Fees and Incentive Plan Awards	20
Outstanding Option-Based and Share-Based Awards Table	20
Incentive Plan Awards	21
EXECUTIVE COMPENSATION	21
Summary Compensation Table	22
Outstanding Option-Based Awards and Share-Based Awards Table	23
Incentive Plan Awards	23
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS	24
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	24
ADDITIONAL INFORMATION	24
DIRECTORS’ APPROVAL	24
SCHEDULE A	A-1
SCHEDULE B	B-1

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April 26, 2011

Dear Shareholder:

You are invited to attend our Annual and Special Shareholders’ Meeting which will be held at the offices of Dundee Corporation at:

Dundee Place
Suite 2800
1 Adelaide Street East
Toronto, Ontario M5C 2V9

on June 14, 2011 at 2:00 p.m. (Toronto time).

The items of business to be acted upon are included in the attached Notice of 2011 Annual and Special Meeting of Shareholders and accompanying Management Information Circular. As is the custom of past meetings, in addition to the business of the meeting, we will also review our operations and answer questions following the formal part of the meeting.

Your participation in Eurogas Corporation’s business is important. We have made it easy for you to vote by using any of the telephone, Internet, mail or facsimile or by coming to the meeting in person.

Please consult the attached Management Information Circular which contains all of the information you need about the meeting and how to exercise your right to vote. Your vote does count.

Sincerely yours,

/s/ Jaffar Khan
M. Jaffar Khan
President and Chief Executive Officer

The accompanying Management Information Circular, as well as our 2010 annual and quarterly financial information are posted on SEDAR at www.sedar.com, along with other information regarding Eurogas Corporation.

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NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual and special meeting (the “Meeting”) of the shareholders (“Shareholders”) of EUROGAS CORPORATION (the “Company”) will be held at 2:00 p.m. (Toronto time) on June 14, 2011, at the offices of Dundee Corporation, Main Boardroom, Dundee Place, Suite 2800, 1 Adelaide Street East, Toronto, Ontario for the following purposes:

1.	to receive the audited consolidated financial statements of the Company for the financial year ended December 31, 2010 together with the auditors’ report thereon;

2.	to appoint PricewaterhouseCoopers LLP as the auditor of the Company for the ensuing year and to authorize the directors to fix their remuneration thereof;

3.	to elect directors of the Company for the ensuing year;

4.

to consider, and if deemed advisable, pass with or without variation, a special resolution authorizing the name change of the Company to “Dundee Energy Limited”, or such other name as is acceptable to the applicable regulatory authorities and approved by the directors of the Company, in the form set forth in Schedule A to the accompanying Management Information Circular;

5.

to consider, and if deemed advisable, pass with or without variation, a resolution in the form set forth in Schedule B to the accompanying Management Information Circular to approve amendments to the deferred share unit plan (the “DSU Plan”) of the Company, (i) to provide for the insider restrictions set out in Subsection 613(a) of the TSX Company Manual, and (ii) to permit the board of directors to amend the DSU Plan from time to time without the approval of shareholders, subject to certain restrictions set out in the resolution; and

6.	to transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

The accompanying Management Information Circular of the Company provides additional information with respect to the matters to be considered at the Meeting and forms part of this Notice of the Meeting.

Shareholders of the Company are invited to attend the Meeting. Shareholders of record at the close of business on May 3, 2011, will be entitled to vote at the Meeting except to the extent that a person has transferred any common shares of the Company after that date and the transferee of such common shares produces properly endorsed share certificates or otherwise establishes ownership thereof and requests, not later than 10 days before the Meeting, to be included in the list of Shareholders of the Company entitled to vote at the Meeting.

Regardless of whether or not you are able to be present at the Meeting, please date, sign and return the form of proxy accompanying this Notice of the Meeting. To be effective, forms of proxy must be received by Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, Attention: Proxy Department prior to 5:00 p.m. (Toronto time) on June 10, 2011, or, in the case of any adjournment or postponement thereof, not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of such adjourned or postponed meeting.

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Non-Registered Shareholders

Shareholders may beneficially own common shares that are registered in the name of a broker, another intermediary or an agent of that broker or intermediary (“Non-Registered Shareholders”).

Without specific instructions, intermediaries are prohibited from voting shares for their clients. If you are a Non-Registered Shareholder, it is vital that the voting instruction form provided to you by your broker, intermediary or agent is returned according to their instructions, sufficiently in advance of the deadline specified by the broker, intermediary or agent, to ensure that they are able to provide voting instructions on your behalf.

DATED at Toronto, Ontario on April 26, 2011.	By Order of the Board

/s/ Lili Mance
Lili Mance
Corporate Secretary

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Suite 250, 435 - 4th Avenue SW
Calgary, Alberta T2P 3A8

MANAGEMENT INFORMATION CIRCULAR

April 26, 2011

GENERAL PROXY INFORMATION

SOLICITATION OF PROXIES

The information contained in this management information circular (the “Information Circular”) is furnished to the holders (the “Shareholders”) of common shares (“Common Shares”) of Eurogas Corporation (the “Company”) in connection with the solicitation by management and the directors of the Company of proxies to be used at the annual and special meeting (the “Meeting”) of the Shareholders to be held at 2:00 p.m. (Toronto time) on June 14, 2011 at the offices of Dundee Corporation, Main Boardroom, Suite 2800, Dundee Place, 1 Adelaide Street East, Toronto, Ontario, and at any adjournment(s) thereof, for the purposes set forth in the notice of the Meeting which accompanies this Information Circular (the “Notice of Meeting”). The solicitation of proxies will be made primarily by mail but proxies may also be solicited personally or by telephone by officers, directors or regular employees of the Company. Employees of the Company will not receive any extra compensation for such activities. The Company may also retain, and pay a fee to, one or more professional proxy solicitation firms to solicit proxies from the Shareholders in favour of the matters set forth in the Notice of Meeting. The solicitation of proxies by this Information Circular is being made by and on behalf of management and the board of directors (the “Board”) of the Company. The cost of the solicitation will be borne by the Company.

No person is authorized to give any information or to make any representation other than those contained in this Information Circular and, if given or made, such information or representation should not be relied upon as having been authorized by the Company. The information contained herein is given as of May 3, 2011 except as otherwise indicated. The delivery of this Information Circular shall not, under any circumstances, create an implication that there has not been any change in the information set forth herein since the date of this Information Circular.

INFORMATION CONTAINED IN THIS INFORMATION CIRCULAR

This Information Circular does not constitute the solicitation of a proxy by any person in any jurisdiction in which such solicitation is not authorized or in which the person making such solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation.

Shareholders should not construe the contents of this Information Circular as legal or financial advice and should consult with their own professional advisors in considering the relevant legal, financial and other matters contained in this Information Circular.

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No person is authorized to give any information or to make any representation other than the information and representations contained in this Information Circular and, if given or made, such information or representation should not be relied upon as having been authorized by the Company. The delivery of this Information Circular shall not, under any circumstances, create an implication that there has not been any change in the information set forth herein after the date of this Information Circular.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

Eurogas Corporation is a company existing under the laws of Canada. The solicitation of proxies and the transactions contemplated in this Information Circular involve securities of a Canadian issuer and are being effected in accordance with Canadian corporate and securities laws. The proxy solicitation rules under the United States Securities Exchange Act of 1934, as amended, are not applicable to the Company or this solicitation and, accordingly, this solicitation is not being effected in accordance with such rules. Shareholders should be aware that disclosure requirements under Canadian laws may be different from such requirements under U.S. corporate and securities laws.

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Company exists under the laws of Canada, that some or all of its officers and directors are not residents of the United States and that all or a substantial portion of its assets may be located outside the United States. You may not be able to sue a Canadian company or its officers or directors in a Canadian court for violations of U.S. securities laws. It may be difficult to compel a Canadian company and its affiliates to subject themselves to judgment by a U.S. court.

FORWARD-LOOKING STATEMENTS

This Information Circular contains statements that constitute “forward-looking statements” within the meaning of applicable securities legislation, including, but not limited to, the potential opportunities and prospects of the Company. The forward-looking information in this Information Circular is presented for the purpose of providing disclosure of the Company’s current expectations, having regard to its current plans and proposals, and such information may not be appropriate for other purposes. Forward-looking statements may also include statements regarding the Company’s future plans, objectives or economic performance, or the assumptions underlying any of the foregoing, and other statements that are not statements of historical fact. This Information Circular uses words such as “may”, “would”, “could”, “should”, “will”, “likely”, “expect”, “anticipate”, “believe”, “intend”, “plan”, “forecast”, “outlook”, “project”, “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements. Any such forward-looking statements are based on information currently available to the Company, and are based on assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors the Company believes are appropriate in the circumstances. However, whether actual results and developments will conform with such expectations and predictions is subject to a number of risks, assumptions and uncertainties, many of which are beyond the Company’s control, and the effects of which can be difficult to predict, including, without limitation, risks, assumptions and uncertainties related to the other factors set out in this Information Circular and in the Company’s Management Discussion & Analysis for the year ended December 31, 2010 and subsequent filings made with securities commissions in Canada. In evaluating any forward-looking statements in this Information Circular, the Company cautions readers not to place undue reliance on any forward-looking statements. Readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by the Company’s forward-looking statements. Unless otherwise

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required by applicable securities laws, the Company does not intend, nor does it undertake any obligation, to update or revise any forward-looking statements contained in this Information Circular to reflect subsequent information, events, results or circumstances or otherwise.

APPOINTMENT AND REVOCATION OF PROXIES

THE PERSONS NAMED IN THE FORM OF PROXY ACCOMPANYING THIS INFORMATION CIRCULAR ARE OFFICERS AND/OR DIRECTORS OF THE COMPANY. A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON, WHO NEED NOT BE A SHAREHOLDER, OTHER THAN THE PERSONS SPECIFIED IN SUCH FORM OF PROXY TO ATTEND AND ACT FOR AND ON BEHALF OF SUCH SHAREHOLDER AT THE MEETING AND AT ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF. SUCH RIGHT MAY BE EXERCISED BY EITHER INSERTING THE NAME OF THE PERSON TO BE APPOINTED IN THE BLANK SPACE PROVIDED IN SUCH PROXY OR BY COMPLETING AND EXECUTING ANOTHER PROXY AND, IN EITHER CASE, RETURNING SUCH COMPLETED AND EXECUTED PROXY IN THE MANNER DESCRIBED IN THE NOTICE OF MEETING.

In order to be valid and acted upon at the Meeting, proxies must be returned to Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Attention: Proxy Department prior to 5:00 p.m. (Toronto time) on June 10, 2011, or, in the case of any adjournment or postponement thereof, not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of such adjourned or postponed meeting.

In addition to any other manner permitted by law, a Shareholder who has given a proxy may revoke it as to any matter upon which a vote has not already been cast by completing an instrument in writing executed by the Shareholder or their attorney authorized in writing, or if the Shareholder is a corporation, under its corporate seal by an officer or attorney thereof duly authorized, and by depositing such instrument of revocation either with the Secretary of the Company, c/o Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Attention: Proxy Department, at any time up to and including the last business day preceding the day of the Meeting, or with the Chairman of the Meeting on the date of the Meeting immediately prior to the commencement thereof or adjournment(s) thereof. In addition, a proxy may be revoked by the Shareholder personally attending at the Meeting and voting his or her Common Shares.

VOTING OF COMMON SHARES REPRESENTED BY MANAGEMENT PROXIES

The persons named in the form of proxy accompanying this Information Circular will vote the Common Shares in respect of which they are appointed proxy on any ballot that may be called for at the Meeting or any adjournment(s) thereof in accordance with the instructions in the form of proxy. In the absence of instructions, such persons will vote such Common Shares in favour of or for each of the matters referred to in the Notice of Meeting.

The form of proxy accompanying this Information Circular confers discretionary authority upon the persons named therein with respect to amendments to or variations of the matters identified in the Notice of Meeting and with respect to other matters, if any, which may properly be brought before the Meeting or any adjournment(s) thereof. At the date of this Information Circular, management of the Company knows of no such amendments, variations or other matters to be brought before the Meeting. However, if any other matters which are not now known to management of the Company should properly be brought

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before the Meeting or any adjournment(s) thereof, the Common Shares represented by any proxy will be voted on such matters in accordance with the judgement of the person named in such proxy.

NON-REGISTERED SHAREHOLDERS

Some Shareholders beneficially own Common Shares that are registered in the name of a broker, another intermediary or an agent of that broker or intermediary (“Non-Registered Shareholders”). The Company has distributed copies of this Information Circular and form of proxy to these intermediaries or their agents for onward distribution to Non-Registered Shareholders.

Without specific instructions, intermediaries are prohibited from voting shares for their clients. If you are a Non-Registered Shareholder, it is vital that the voting instruction form provided to you by your broker, intermediary or agent is returned according to their instructions, sufficiently in advance of the deadline specified by the broker, intermediary or agent, to ensure that they are able to provide voting instructions on your behalf.

If you are a Non-Registered Shareholder, you have the right to attend and vote your Common Shares directly at the Meeting. If you are a Non-Registered Shareholder and you wish to attend the Meeting and vote your Common Shares you can request, in writing, a legal proxy from your broker or other intermediary in whose name your shares are registered, that enables you to vote the shares registered in the name of that intermediary. You should carefully and promptly follow the instructions of your intermediary in this regard.

A Non-Registered Shareholder may revoke a form of proxy or voting instruction form given to an intermediary at any time by written notice to the intermediary in accordance with the instructions given to the Non-Registered Shareholder by the intermediary.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The Company has 156,084,941 Common Shares outstanding. Each holder of record at the close of business on May 3, 2011, the record date established for Notice of the Meeting, of a Common Share will, unless otherwise specified herein, be entitled to one vote for each Common Share held by such holder on all matters to be brought before the Meeting, except to the extent that such holder has transferred any such Common Shares after the record date and the transferee of such Common Shares produces properly endorsed share certificates or otherwise establishes ownership thereof and demands, not later than 10 days before the Meeting or any adjournment(s) thereof, to be included in the list of Shareholders entitled to vote at the Meeting or any adjournment(s) thereof, in which case the transferee thereof will be entitled to vote such Common Shares at the Meeting or any adjournment(s) thereof.

As of the date hereof, to the knowledge of the officers and directors of the Company, one entity, being Dundee Corporation (“Dundee”), beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the outstanding Common Shares as of the date hereof. Dundee owns, directly or indirectly, 84,634,138 Common Shares representing 54.2% of the outstanding Common Shares. Mr. Ned Goodman, Chairman of the Company, owns in aggregate, directly and indirectly, class A subordinate voting shares and class B common shares of Dundee representing an 82.4% voting interest in Dundee. Mr. Goodman also owns personally 934,328 Common Shares of the Company representing 0.60% of the Company. Accordingly, Mr. Goodman owns directly and indirectly, or exercises control or direction over Common Shares of the Company representing a 54.8% voting interest.

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BUSINESS OF THE MEETING

PRESENTATION OF FINANCIAL STATEMENTS

The audited consolidated financial statements of the Company for the financial year ended December 31, 2010 and the auditor's report thereon will be placed before the Meeting.

APPOINTMENT OF AUDITOR

Unless specifically instructed in the proxy to withhold such vote, the person(s) designated as proxy holder(s) in the accompanying form of proxy intend to vote for the appointment of PricewaterhouseCoopers LLP as the auditor of the Company to hold office until the next annual general meeting of Shareholders and to authorize the directors to fix their remuneration.

ELECTION OF DIRECTORS

Shareholders will be asked to elect eight directors for the ensuing year. The persons named in the form of proxy accompanying this Information Circular intend to vote for the election of the nominees whose names are set forth below, each of whom is now a director of the Company and has been a director of the Company since the date indicated, unless the Shareholder who has given such proxy has directed that the Common Shares represented by such proxy be withheld from voting in respect of the election of directors of the Company. Management of the Company does not contemplate that any of such nominees will be unable to serve as a director of the Company for the ensuing year but if that should occur for any reason prior to the Meeting or any adjournment(s) thereof, the persons named in the form of proxy accompanying this Information Circular have the right to vote for the election of the remaining nominees and may vote for the election of a substitute nominee in their discretion. Each director of the Company elected at the Meeting will hold office until the next annual meeting of the Shareholders held following his election unless he resigns or is removed as a director of the Company in accordance with the by-laws of the Company prior to such date.

The names and municipality of residence of the nominees, their position with the Company, their principal occupation, the date upon which they became a director of the Company and the number of voting or other securities beneficially owned by each of them, or over which control or direction is exercised by each of them as of May 3, 2011, are as follows:

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Date Elected/
Name and Municipality			Appointed
of Residence	Position	Principal Occupation	Director	Holdings(1)
Cameron Berry(3)(4) Windermere, British Columbia	Director	Retired business person	July 26, 2010	Common Options Deferred Share Units	5,000 200,000 0
Derek H. L. Buntain(6)(7) Grand Cayman, Cayman Islands	Director	President, The Dundee Merchant Bank, a private bank and a subsidiary of Dundee Corporation	April 18, 1994	Common Options Deferred Share Units	322,950 400,000 66,227
Jonathan Goodman(4)(6) Ontario, Canada	Director	President and Chief Executive Officer, Dundee Precious Metals Inc., a mining company	May 1, 2002	Common Options Deferred Share Units	445,000 400,000 68,920
Ned Goodman(2)(4) Ontario & Québec, Canada	Executive Chairman and Director	President and Chief Executive Officer of Dundee Corporation and Ned Goodman Investment Counsel Limited	February 26, 1996	Common Options Deferred Share Units	934,328 (2) 750,000 95,085
Samuel W. Ingram(3)(5)(7) Ontario, Canada	Director	President of Durango Oils Ltd. and consultant to various mining and oil and gas companies	July 26, 2010	Common Options Deferred Share Units	13,500 200,000 0
M. Jaffar Khan(4)(7) London, England	President, Chief Executive Officer and Director	President and Chief Executive Officer of the Company	May 1, 2002	Common Options Deferred Share Units	515,625 400,000 60,000
Garth A. C. MacRae(4)(5)(6) Ontario, Canada	Director	Director, Dundee Corporation	April 18, 1994	Common Options Deferred Share Units	750,000 400,000 60,000
Michael Smith(3)(5) Ontario, Canada	Director	Legal Counsel, Smith & Zoldhelyi	October 16, 2008	Common Options Deferred Share Units	0 200,000 18,122

(1)	The class and number of securities beneficially owned, directly or indirectly, or over which control or direction is exercised, was provided to the Company by the respective director nominee.

(2)	Does not include the Common Shares beneficially owned, or over which control or direction is exercised, by Dundee Corporation. See “Voting Shares and Principal Holders Thereof”.

(3)	Member of Corporate Governance and Reserves Committee.

(4)	Member of the Executive Committee.

(5)	Member of Audit Committee.

(6)	Member of Compensation Committee.

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(7)	Member of the Health, Safety and Environment Committee.

(8)

Mr. Jonathan Goodman who was a director of Tahera Diamond Corporation (“Tahera”) from August 2003 to September 29, 2008, which company filed for protection under the Companies’ Creditors’ Arrangement Act (Canada) (“CCAA”) with the Ontario Superior Court of Justice on January 16, 2008. On February 6, 2009, Tahera announced that it had made application for the voluntary suspension of trading of its common shares on the TSX and on February 9, 2009 the TSX announced the voluntary suspension to be effective immediately and indicated the voluntary suspension would remain in effect until further notice.

Each of the foregoing nominees has been employed in his present capacity or other executive position with the same firm or company or affiliates thereof during the last five years.

APPROVAL OF THE NAME CHANGE OF THE COMPANY

At the Meeting, or any adjournment(s) thereof, Shareholders will be asked to consider and, if thought fit, to pass a resolution in the form set forth in Schedule A to this Information Circular (the “Name Change Resolution”) to change the name of the Company to “Dundee Energy Limited”, or such other name as is acceptable to the applicable regulatory authorities and approved by the Board.

Management believes that the name change is in the best interest of the Company and properly reflects all of the business operations of the Company in the energy sector, in both Canada and Europe, following the acquisition of assets in and around Lake Erie, Ontario (the “Lake Erie Assets”) on June 29, 2010.

A special resolution of Shareholders must be passed by a majority of not less than two-thirds of the votes cast by the Shareholders who vote in respect of the Name Change Resolution. The proposed name change must also be approved by the TSX prior to becoming effective.

The persons named in the form of proxy which accompanies this Information Circular intend to vote the Common Shares represented by such form of proxy FOR the approval of the Name Change Resolution, unless the Shareholder of the Company has given contrary instructions in such form of proxy.

APPROVAL OF AMENDMENTS TO THE DEFERRED SHARE UNIT PLAN TO COMPLY WITH REQUIREMENTS OF THE TSX

The Company’s Deferred Share Unit Plan (“DSU Plan”) provides eligible employees, officers, consultants and directors of the Company and its affiliates with incentives tied to the long-term performance of the Common Shares in the form of deferred share units (“DSUs”). The DSU Plan, originally adopted on May 25, 2006, was designed to comply with the policies of the TSX Venture Exchange. In 2010, the Company filed an application to list its Common Shares on the TSX and, in connection with such application, the TSX required the Company to provide an undertaking (“Undertaking”) to make certain amendments to the DSU Plan to comply with the policies of the TSX. On February 4, 2011, the Company’s Common Shares began trading on the TSX.

The DSU Plan’s insider restrictions, although similar to the restrictions required under the TSX Company Manual Subsection 613(a) related to security based compensation arrangements, require certain amendments to satisfy the Undertaking. In respect of such insider restrictions, the DSU Plan currently provides that:

(a)	the maximum number of Common Shares issued to insiders under the DSU Plan and any other share compensation arrangement of the Company within a one year period may not exceed 10% of the total number of Common Shares then outstanding;

(b)	the maximum number of Common Shares issuable to insiders under the DSU Plan and any other share compensation arrangement of the Company within a one year period may not exceed 10% of the total number of Common Shares then outstanding;

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(c)	the maximum number of Common Shares issuable to any one individual pursuant to the DSU Plan and any other share compensation arrangement of the Company, within a one year period, may not exceed 2% of the total number of Common Shares then outstanding; and

(d)	no more than an aggregate of 2% of the issued Common Shares may be granted to an employee or consultant conducting investor relations activities in any 12 month period.

Pursuant to the policies of the TSX, and in accordance with the Undertaking, the insider participation limit set out in the DSU Plan must be amended to provide that the number of the Company’s securities: (i) issued to insiders of the Company within any one year period; and (ii) issuable to insiders of the Company at any time, under the DSU Plan, or when combined with all of the Company’s other security based compensation arrangements may not exceed 10% of the Company’s total issued and outstanding securities, respectively. Furthermore the TSX Venture Exchange restrictions described in paragraphs (c) and (d) above have been removed as they no longer apply to the Company.

In addition to the foregoing amendments, Shareholders will be asked to approve an amendment to the amending provision of the DSU Plan. Currently, the DSU Plan may be amended by the Board in the event of an anticipated or actual change of control of the Company and, unless required by law, it may not adversely affect the rights of a participant without his or her consent and subject to obtaining any required regulatory, including TSX, approval. It is proposed that the Board be permitted to make amendments to the DSU Plan, without the approval of Shareholders, so long as such amendments do not increase the number of Common Shares which may be issued pursuant to the DSU Plan or increase the value at which DSUs may be exchanged for cash or Common Shares.

Deferred Share Unit Plan Resolution

At the Meeting or any adjournment(s) thereof, Shareholders will be asked to consider, and if deemed appropriate, to pass, with or without variation, a resolution in the form set forth in Schedule B to this Information Circular (the “DSU Plan Resolution”). The DSU Plan Resolution will be passed if approved by a majority of the disinterested votes cast in person or represented by proxy at the Meeting. For purposes of the DSU Plan Resolution, the votes cast by insiders who are participants under the DSU Plan will not be counted.

Notwithstanding the approval of the DSU Plan Resolution by the Shareholders of the Company, the Board may determine, without further notice to the Shareholders of the Company, and in its sole discretion, not to proceed with the adoption of the DSU Plan Resolution or may revoke the DSU Plan Resolution at any time prior to the adoption thereof.

The persons named in the form of proxy which accompanies this Information Circular intend to vote the Common Shares represented by such form of proxy FOR the approval of the DSU Plan Resolution, unless the Shareholder of the Company has given contrary instructions in such form of proxy.

OTHER BUSINESS

As of the date of this Information Circular, the Board does not know of any other matters to be brought to the Meeting, other than those set forth in the Notice of Meeting. If other matters are properly brought before the Meeting, the persons named in the enclosed proxy will vote the proxy on such matters in accordance with their best judgment.

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INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as described elsewhere herein, none of the directors or senior officers of the Company, nor any of their associates or affiliates, has any substantial interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting.

REPORT ON CORPORATE GOVERNANCE

An overview of the Company’s corporate governance practices, as assessed in context of National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”), National Policy 58-201 – Corporate Governance Guidelines and National Instrument 52-110 – Audit Committees (“NI 52-110”), is provided below.

BOARD OF DIRECTORS

The Board is comprised of eight directors, five of whom are independent directors and three directors who are non-independent. For purposes of NI 58-101, a director is independent if he or she would be independent within the meaning of Section 1.4 of NI 52-110. Pursuant to Section 1.4 of NI 52-110, a director is independent if he or she has no direct or indirect material relationship with the Company. A “material relationship” is defined as a relationship which could, in the view of the Board, be reasonably expected to interfere with the exercise of such member’s independent judgment, and certain relationships are deemed to be material. The Board has determined that Mr. Khan is not independent because he is the President and Chief Executive Officer of the Company and Mr. Ned Goodman is not independent by virtue of his position as President and Chief Executive Officer of the Company’s parent company, Dundee Corporation, and Mr. Buntain is not independent by virtue of his position as President of The Dundee Merchant Bank, a wholly-owned subsidiary of Dundee Corporation. Messrs. Garth A. C. MacRae, Jonathan Goodman, Michael Smith, Cameron Berry and Samuel W. Ingram are independent of management as they are free from any interests and any business or other relationships which could, or could reasonably be perceived to, materially interfere with the directors’ ability to act with a view to the best interest of the Company, other than interests and relationships arising from shareholdings.

DIRECTORSHIPS

The following table provides a listing of the reporting issuers for which the members of the Board serve as directors:

Director	Directorship(s) with Other Reporting Issuers
Derek H. L. Buntain	Assisted Living Concepts Inc. Cencotech Inc. Dundee Precious Metals Inc. Eurogas International Inc. High Liner Foods Inc.

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Director	Directorship(s) with Other Reporting Issuers
Jonathan Goodman	Avala Resources Ltd. (formerly PJV Resources Inc.)
Breakwater Resources Ltd.
Cogitore Resources Inc.
Dunav Resources Ltd. (formerly Queensland Minerals Ltd.)
Dundee Capital Markets Inc.
Dundee Corporation
Dundee Precious Metals Inc.
Eurogas International Inc.
Sabina Gold & Silver Corp.
Ned Goodman	Breakwater Resources Ltd.
Corona Gold Corporation
Dundee Corporation
Dundee Capital Markets Inc.
Dundee Precious Metals Inc.
Dundee Real Estate Investment Trust
DundeeWealth Inc.
Eurogas International Inc.
Leisure Canada Inc.
Ryan Gold Corp (formerly Valdez Gold Inc.)
Samuel W. Ingram	Partner Jet Corp.
M. Jaffar Khan	Eurogas International Inc.
Garth A. C. MacRae	Breakwater Resources Ltd. Dundee Capital Markets Inc. Dundee Corporation Dundee Precious Metals Inc. GeneNews Limited Torque Energy Inc. Uranium Participation Corporation

BOARD AND COMMITTEE MEETINGS

The table below indicates regularly scheduled and special meetings of the Board and its various committees held and attendance of directors, in person or by teleconference, for the year ended December 31, 2010.

				Corporate		Health, Safety
				Governance		and
	Board of	Audit	Compensation	and Reserves	Executive	Environment
Director	Directors	Committee	Committee	Committee	Committee	Committee
	8 Meetings	6 Meetings	2 Meetings	1 Meeting	1 Meeting	1 Meeting
Cameron Berry(1)	1 of 8	N/A	N/A	1 of 1	0 of 1	N/A
Derek H .L. Buntain	8 of 8	6 of 6	2 of 2	N/A	N/A	1 of 1
Jonathan Goodman	6 of 8	N/A	2 of 2	N/A	1 of 1	N/A
Ned Goodman(2)	7 of 8	1 of 6	2 of 2	N/A	1 of 1	N/A
Samuel W. Ingram(3)	1 of 8	N/A	N/A	1 of 1	N/A	1 of 1
M. Jaffar Khan	8 of 8	N/A	N/A	N/A	1 of 1	1 of 1
Garth A. C. MacRae	8 of 8	6 of 6	2 of 2	N/A	1 of 1	N/A

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				Corporate		Health, Safety
				Governance		and
	Board of	Audit	Compensation	and Reserves	Executive	Environment
Director	Directors	Committee	Committee	Committee	Committee	Committee
	8 Meetings	6 Meetings	2 Meetings	1 Meeting	1 Meeting	1 Meeting
Michael Smith(4)	8 of 8	3 of 6	N/A	1 of 1	N/A	N/A

(1)

Mr. Berry was appointed a director and member of the Executive Committee on July 26, 2010, and a member of the Corporate Governance and Reserves Committee on October 25, 2010. Mr. Berry participated in all of the applicable meetings during the period from July 26, 2010 to December 31, 2010.

(2)

Mr. Ned Goodman was a member of the Audit Committee from May 22, 2009 until June 14, 2010. Mr. Goodman participated in one of the three Audit Committee meetings held while he was a member of the Audit Committee.

(3)

Mr. Ingram was appointed a director and member of the Health, Safety and Environment Committee on July 26, 2010, and a member of the Corporate Governance and Reserves Committee on October 25, 2010. Mr. Ingram participated in all of the applicable meetings from July 26, 2010 to December 31, 2010. Mr. Ingram was also appointed a member of the Audit Committee on February 4, 2011.

(4)

Mr. Smith was appointed a member of the Audit Committee on June 14, 2010 and a member of the Corporate Governance and Reserves Committee on October 25, 2010. Mr. Smith participated in three of the three Audit Committee meetings held during the period from June 14, 2010 to December 31, 2010.

ORIENTATION AND CONTINUING EDUCATION

The Board is responsible for providing a formal orientation program for new directors and ongoing education sessions on the business and strategies of the Company. In particular, new Board members are invited to participate in informal discussions with senior management of the Company. Each new director is furnished with a board package intended to provide a thorough understanding of the business of the Company. The package includes, among other things, the corporate governance practices of the Company. The Board, during the interview process, makes each prospective new director aware of the amount of time required to fulfill his role as a director. In addition, a site visit to the Company’s main operations is arranged, at the earliest convenience, for each director.

The Company is also committed to a continuing education program for all directors. At each regularly scheduled Board meeting, management provides directors with a presentation on the Company’s operations thereby updating the Board on all important activities since the last meeting. The Board also receives written reports from management when changes are made to the business plan or significant activities are underway. Directors are kept informed of best practices with respect to the role of the Board and of emerging trends that are relevant to their roles as directors. In addition, individual directors are encouraged to identify their continuing education needs through a variety of means, including discussions with management and at Board and committee meetings.

ETHICAL BUSINESS CONDUCT

The Company is committed to conducting its business in compliance with all applicable laws and regulations and in accordance with the highest ethical principles. The Board requires all directors to disclose any activities or relationships which could have the potential for a conflict of interest. The Board encourages and provides an overall culture of ethical conduct. The Board and the Company promote a “tone at the top” culture intended to instill ethics, openness, honesty and accountability throughout the organization.

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DISCLOSURE AND INSIDER TRADING POLICY

The Board has approved a disclosure policy (the “Disclosure Policy”) that is designed to formalize the Company’s policies and procedures relating to the dissemination of material information. The Disclosure Policy designates certain employees as authorized spokespersons of the Company and establishes disclosure guidelines for determining whether information is material and how it is to be disclosed. The Disclosure Policy also includes procedures designed to avoid selective disclosure and to ensure that timely and accurate information is provided by the consolidated subsidiaries of the Company to senior management of the Company for inclusion in the Company’s statutory disclosure documents. Disclosed information is released through mailings to shareholders, newswire services, the general media and the Company’s website and/or SEDAR. The Board and, as applicable, the Audit Committee, approve the statutory disclosure documents prior to their distribution to shareholders. The Company’s Disclosure Policy also includes the Company’s policy on insider trading and the declaration of blackout periods that must be observed by designated insiders of the Company and its subsidiaries.

BOARD COMMITTEES

The Board has an Audit Committee, Executive Committee, Corporate Governance and Reserves Committee, Health, Safety and Environment Committee and a Compensation Committee.

Audit Committee

The Audit Committee is comprised of three directors, being Messrs. Samuel W. Ingram, Garth A. C. MacRae (Chairman) and Michael Smith, all of whom are independent and all of whom are financially literate. Each member is considered independent because he does not have nor is he deemed to have any direct or indirect material relationships with the issuer. The Audit Committee is responsible for reviewing the Company’s financial reporting procedures, internal controls and the performance of the Company’s external auditor. The Audit Committee is also responsible for reviewing quarterly and annual financial statements prior to their approval by the full Board. For additional information about the Audit Committee see the section entitled “Audit Committee Information” beginning on page 31 of the Company’s Annual Information Form.

Executive Committee

The Executive Committee is comprised of five directors, Messrs. Ned Goodman (Chairman), Jonathan Goodman, M. Jaffar Khan, Cameron Berry and Garth A. C. MacRae. The primary function of the Executive Committee is to assist the Board by acting in the Board’s place and stead between meetings of the Board particularly with respect to the preliminary consideration and approval of matters of significance.

Corporate Governance and Reserves Committee

The Corporate Governance and Reserves Committee is comprised of three directors, Messrs. Cameron Berry (Chairman), Samuel W. Ingram and Michael Smith. The Corporate Governance and Reserves Committee assists the Board in discharging the Board’s oversight responsibility relating to corporate governance matters, including but not limited to overseeing and making recommendations to the directors of the Company on developing the approach of the Company to corporate governance issues and practices, evaluating and nominating new director candidates and overseeing director assessments. The Corporate Governance and Reserves Committee also assists in the review of oil and gas reserves, disclosure of reserves data and related oil and gas activities and reviews any material changes to the Company’s reserves.

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Nomination of Directors

The Corporate Governance and Reserves Committee is responsible for identifying, assessing and making recommendations as to candidates for election to the Board and Board committees with a view to the independence and expertise required for effective governance and satisfaction of applicable regulatory requirements. When the Corporate Governance and Reserves Committee identifies additional skills or competencies needed at the Board level, or becomes aware that any individual director intends to retire from the Board, the Corporate Governance and Reserves Committee initiates a recruitment process. Prospective Board members, whose relevant education and related business experience are taken into consideration, are interviewed by the Corporate Governance and Reserves Committee which in turn proposes the new and suitable candidates for consideration by the Board.

Assessments

Individual director performance is evaluated on a regular basis by the Corporate Governance and Reserves Committee. Individual director assessments are determined by examining a number of factors including, but not limited to, attendance at and participation in meetings, meeting preparedness, ability to communicate ideas clearly and overall contribution to effective Board performance.

Health, Safety and Environment Committee

The Health, Safety and Environment Committee (the “HSE Committee”) of the Board is comprised of three directors, being Messrs. Samuel W. Ingram (Chairman), Derek H. L. Buntain and M. Jaffar Khan. The HSE Committee assists the Board in fulfilling its oversight responsibilities for the Company’s establishment of health, safety and environmental policies for its oil and gas operations and to review their appropriateness on an ongoing basis and to report to the Board on a regular basis. The HSE Committee ensures processes are in place to adequately review the Company’s commitment to the health and safety of workers at its sites and the Company’s commitment to environmental stewardship, public responsibility, social progress and economic growth.

Compensation Committee

The Compensation Committee, comprised of Messrs. Derek H. L. Buntain, Jonathan Goodman and Garth A. C. MacRae (Chairman), makes determinations and recommendations to the Board with respect to the cash and incentive compensation of the executive officers of the Company. See “Compensation Discussion and Analysis” below.

COMPENSATION DISCUSSION AND ANALYSIS

The primary goal of the Compensation Committee is to ensure that the overall compensation provided to the Chief Executive Officer, Chief Financial Officer, and the other three most highly compensated officers of the Company, if applicable, (collectively, the “Named Executive Officers” or “NEOs”) is determined with regard to, and is consistent with, the business strategies and objectives of the Company, such that the financial interests of such executive officers of the Company is congruent with the financial interests of the Company’s shareholders.

Executive compensation consists of salary, options and benefits. Executive officer salaries are set slightly below industry standard, which is determined by reference to the salaries of local executives in positions with similar experience and similar responsibility. Executive officers receive additional compensation in the form of options, the number of which is determined by reference to the position and

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experience of the individual executive. Executive officers receive a basic benefits package including medical, dental and insurance.

BASE SALARIES

The Compensation Committee recommends to the Board the base salary of the President and Chief Executive Officer. The President and Chief Executive Officer of the Company received a base salary of $125,000 in respect of fiscal 2010. See “Services Agreements” and “Executive Compensation –Summary Compensation Table”.

Except for Mr. Khan, none of the NEOs were paid base salaries by the Company or its Subsidiaries for services rendered to the Company in 2010. See “Services Agreements” and “Executive Compensation –Summary Compensation Table”.

SERVICES AGREEMENTS

The Compensation Committee recommends to the Board the form and amount of any service agreements to be entered into with the executive officers of the Company, taking into consideration the recommendations of the Chief Executive Officer of the Company, (other than in respect of the CEO’s consulting agreement) the current and potential contribution of the executive officer to the success of the Company and competitive industry pay practices for comparable positions at businesses of comparable size.

The President and Chief Executive Officer of the Company, Mr. Khan, has entered into a consulting contract pursuant to which he provides the Company with certain executive services. Mr. Khan’s remuneration pursuant to the consulting contract is subject to annual review and is at the full discretion of the Compensation Committee of the Company. The consulting contract became effective on April 1, 2005 and is for an indefinite term. The consulting contract contains confidentiality and non-competition provisions which extend for a period of two years and six months respectively, following termination of the consulting contract. The consulting contract may be terminated at any time by either party and is not subject to a termination payment.

In addition, in 2010, designated employees of Dundee Corporation and Dundee Resources Limited, affiliates of the Company, including Mr. David Bhumgara, Ms. Lucie Presot and Mr. Bruce Sherley provided consulting services to the Company pursuant to a services arrangement. An aggregate consulting fee of $548,975 was paid by the Company to Dundee Resources Limited in 2010 in respect of such services and for related overhead costs.

BONUSES

Although the Company does not have a formalized bonus plan, the executive officers of the Company may earn annual bonuses, which will vary, based on the individual’s position and contribution to the performance of the Company, and the annual performance of the Company. The Chief Executive Officer of the Company may present recommendations to the Compensation Committee with respect to the award of any such bonuses (other than bonuses paid to the Chief Executive Officer). The Compensation Committee determines the bonuses for the executive officers of the Company and recommends the amounts thereof to the Board for approval. No bonuses were paid by the Company to the NEOs in respect of 2010.

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SECURITY BASED COMPENSATION ARRANGEMENTS

The Company currently has a DSU Plan and a Share Incentive Plan (“SIP”). Shareholders will be asked at the Meeting to approve amendments to the DSU Plan. See “Business of the Meeting”.

The terms of the DSU Plan and SIP, as currently set out, are described below.

DEFERRED SHARE UNIT PLAN

The DSU Plan, initially adopted by the Company in 2006, provides eligible employees, officers and directors of the Company and its affiliates with incentives tied to the long-term performance of Common Shares in the form of DSUs. Entitlements payable in respect of DSUs granted under the DSU Plan have been, since inception, paid in the form of cash. The DSU Plan also provides that DSU entitlements may be paid in the form of Common Shares purchased in the open market or Common Shares issued by the Company from treasury.

The Company received Shareholder approval in 2010 to permit entitlements under the DSU Plan to be settled in the form of Common Shares issued by the Company from treasury, subject to certain limitations including the issuance of a maximum of 4,000,000 Common Shares from treasury to satisfy entitlements under the DSU Plan.

The DSU Plan is administered by the Compensation Committee. Under the DSU Plan:

  employees, officers and directors of the Company and its affiliates are eligible to be granted, on an annual or more frequent basis, DSUs in such number and effective as of such date as the Compensation Committee may determine based on criteria determined by the Compensation Committee relating to services performed or to be performed by the grantee (a “Participant”);

  the Compensation Committee may impose conditions on any DSUs granted to be met by a Participant in order to be entitled to receive payment in respect of the DSUs granted;

  following termination of a Participant’s employment with the Company or an affiliate thereof (and provided that at such time the Participant is not a director of the Company or an affiliate thereof) such Participant (or the legal representative of such Participant’s estate) may elect up to five separate dates (each, an “Entitlement Date”) on which all or a portion of the DSUs granted to such Participant will be redeemed for an amount per DSU equal to the market value of a Common Share (the “Redemption Value”) on the applicable Entitlement Date;

  the market value of a Common Share on any Entitlement Date is the weighted average price of the Common Shares on the exchange for the five days immediately preceding the applicable Entitlement Date;

  the Redemption Value on an applicable Entitlement Date may be, at the discretion of the Compensation Committee, paid in the form of any combination of: (i) a cash payment; (ii) Common Shares acquired in the open market; or (iii) Common Shares issued by the Company from treasury provided that any such Shareholder approval as may be required by the exchange shall have been obtained prior to any such issuance (note that to date such Shareholder approval has not been obtained and no Common Shares have been issued from treasury to satisfy entitlements under the DSU Plan);

  (i) the maximum number of Common Shares that may be issued from treasury to satisfy entitlements under the DSU Plan is 4,000,000; (ii) the maximum number of Common Shares issuable to insiders

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  under the DSU Plan and any other share compensation arrangement within a one year period may not exceed 10% of the total number of Common Shares then outstanding unless disinterested Shareholder approval is obtained; (iii) the maximum number of Common Shares issuable to any one individual pursuant to the DSU Plan and any other share compensation arrangement, within a one year period, may not exceed 2% of the total number of Common Shares then outstanding; and (iv) no more than an aggregate of 2% of the issued Common Shares may be granted to an employee or consultant conducting investor relations activities in any 12 month period;

  the Board may from time to time amend, suspend or terminate the DSU Plan as the Board may consider appropriate in respect of an anticipated or actual change of control of the Company.
  However, unless such amendment, suspension or termination is required by law, it may not adversely affect the rights accrued to any Participant under the Plan without the consent of the affected Participant and subject to obtaining any required regulatory approval;

  a Participant may not assign or otherwise alienate his or her entitlement under the DSU Plan except to such Participant’s beneficiaries or legal representative upon the death of the Participant at which point all Units then credited to the Participant’s account will become payable to the Participant’s estate; and

  the Units awarded pursuant to the Plan will be adjusted in the same manner as if each Unit were issued and outstanding Common Shares in the event of any stock dividend, stock split or consolidation affecting the number of Common Shares outstanding. In the event of any exchange of Common Shares or other changes to the Common Shares into a different number or kind of securities of the Company or of any corporation related to the Company, the Board may make a reasonable equitable adjustment to the number of Units then outstanding under the Plan.

If the DSU Plan Resolution is approved, the maximum number of Common Shares issuable to insiders pursuant to the DSU Plan and any other share compensation arrangements within a one year period shall not exceed the “insider participation limit”, as such term is defined in the TSX Company Manual. In addition, if the DSU Plan Resolution is approved, the Board will be permitted to amend the DSU Plan subject to restrictions on increasing the maximum number of Common Shares issuable under the DSU Plan or increasing the Redemption Value to the benefit of an insider. See “Business of the Meeting –Approval of Amendments to the Deferred Share Unit Plan to Comply with Requirements of the TSX”.

As of May 3, 2011, an aggregate of 408,354 DSUs were outstanding, 80,000 DSUs have been redeemed for cash and 3,511,646 DSUs remain available for issuance under the DSU Plan.

SHARE INCENTIVE PLAN

The SIP, adopted in 2010, provides for a variety of equity incentive awards designed to advance the interests of the Company by encouraging eligible employees, officers, directors and consultants of the Company and affiliates thereof, to hold equity in the Company. Following the adoption of the SIP, the Stock Option Plan was suspended and no further options were issued thereunder. The SIP is administered by the Compensation Committee and provides for the following components described below.

Share Purchase Component

The SIP provides for the establishment of a share purchase component pursuant to which:

  eligible participants may contribute to the share purchase component a cash amount not to exceed 10% of the participant’s basic annual remuneration or such other maximum amount to be determined in accordance with the SIP from time to time (the “Participant Contributions”);

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  the Company may match up to the full amount of each Participant Contribution (the “Company Contributions”);

  Participant Contributions and Company Contributions will be used to purchase, at the discretion of the Compensation Committee, either:

    Common Shares issued by the Company from treasury (the “Treasury Alternative”), which Common Shares shall be deemed to be issued at a price equal to the simple average of the high and low trading prices of the Common Shares on the exchange for the five prior consecutive trading days ending three trading days immediately prior to the date of issue of such Common Shares, or

    Common Shares purchased on the open market (the “Market Alternative”) at the prevailing market price at the time of purchase,

  under both the Treasury Alternative and the Market Alternative, Common Shares acquired for participants with Participant Contributions will be available to participants as soon as practicable after such contribution is made and Common Shares purchased with Company Contributions will be released to participants as soon as practicable upon completion of any vesting period imposed at the discretion of the Board or the Compensation Committee and the date that Common Shares are purchased;

  any vesting period imposed by the Compensation Committee on Common Shares acquired under the share purchase component may be accelerated by the Compensation Committee if a take-over bid or issuer bid is made for the Common Shares of the Company;

  subject to any employment agreement and unless otherwise determined by the Compensation Committee, upon termination of a participant’s employment with the Company due to retirement, long-term disability or death, Common Shares purchased with Participant Contributions and Company Contributions will be delivered to the participant on the date that they otherwise would have been delivered under the SIP;

  subject to any employment agreement and unless otherwise determined by the Compensation Committee, upon termination of a participant’s employment with the Company for any reason other than retirement, long-term disability or death:

    Common Shares purchased with contributions under the Treasury Alternative which are held by the Company pursuant to vesting conditions will be re-purchased by the Company from the participant for an amount equal to the lesser of: (i) the Participant’s Contribution; and (ii) 50% of the current market price of the Common Shares, and vested Common Shares purchased with Company Contributions under the Market Alternative will be delivered to the participant on the date on which they otherwise would have been delivered under the SIP and unvested Common Shares will be forfeited.

Share Option Component

The SIP provides for the establishment of a share option component pursuant to which:

  options to purchase Common Shares may be granted to eligible participants, the exercise price of which per Common Share may not be less than the weighted average price per Common Share for the five immediately prior consecutive trading days on the exchange prior to the day on which the option is granted (the “Grant Date”);

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  unless otherwise determined by the Compensation Committee, options expire 10 years after their Grant Date provided that options that would expire during a period in which the holder of such options is prohibited from trading under policies of the Company or securities laws (a “Blackout Period”) or within 10 business days after the end of such Blackout Period, then the expiry date of such options will automatically be extended for the 10 business days after the end of the blackout period;

  unless otherwise determined by the Compensation Committee, options vest in 33 1/3% increments over three years from their Grant Date provided that any vesting period imposed by the Compensation Committee on options may be accelerated by the Compensation Committee if a take-over bid or issuer bid is made for the Common Shares of the Company;

  if, pursuant to a take-over bid and any compulsory acquisition, an offeror acquires 100% of the outstanding Common Shares of the Company, the Board may require optionees to surrender their options provided that the offeror agrees to grant replacement options to purchase equity securities of the offeror that have substantially the same economic value as the options surrendered and further that exchange of options of the Company for replacement options of the offeror can be effected on a tax free roll-over basis;

  a participant may elect to terminate his or her options, in whole or in part, and receive in lieu of the Common Shares which would have been issuable upon exercise of such terminated options either: (a) a number of Common Shares having value equal to the difference between the weighted average price of the Common Shares on the exchange for the five trading days immediately preceding the date of termination of the options (the “Current Market Price”) and the exercise price of the terminated options; or (b) with the consent of the Company, an amount in cash equal to the difference between the Current Market Price of the Common Shares which would have been issuable upon exercise of the terminated options and the exercise price of the terminated options;

  subject to vesting and any employment agreement, options may be exercised at any time prior to expiry of such options provided that at the time of such exercise the participant is, and has been since the Grant Date for such options, an employee, officer or director of the Company provided further that:

    upon the retirement, long-term disability or death of a participant, any unvested options held by such participant will immediately terminate and any vested options held by such participant will terminate on the earlier of: (i) 12 months after the date of retirement, long-term disability or death; and (ii) the date upon which such option expires;

    upon termination of a participant’s employment with the Company for any reason other than retirement, long-term disability or death or termination for cause, or if a participant ceases to be a director of the Company, any unvested options held by such participant will immediately terminate and any vested options held by such participant will terminate on the earlier of 60 days after the date the participant ceased to be an employee, officer or a director, as applicable, and the original expiry date of the options; and

    upon termination of a participant’s employment with the Company for cause, all vested and unvested options will immediately terminate.

Share Bonus Component

The SIP provides for the establishment of a share bonus component pursuant to which:

  the Compensation Committee may determine to issue Common Shares to eligible participants as a discretionary bonus (“Bonus Shares”), which Bonus Shares may, but are not required to, be subject to vesting provisions provided any vesting period imposed by the Compensation Committee on

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  Bonus Shares may be accelerated by the Compensation Committee if a take-over bid or issuer bid is made for the Common Shares of the Company; and

  unless otherwise determined by the Compensation Committee, upon termination of employment with the Company for any reason, all unvested Bonus Shares will immediately be forfeited.

General Provisions of the Share Incentive Plan

The maximum number of Common Shares that may be issued to satisfy entitlements under the SIP is 15,611,845, which represents 10% of the Company’s outstanding Common Shares as of May 3, 2011 provided that the number of Common Shares:

  issued to insiders of the Company within any one year period; and

  issuable to insiders of the Company at any time,

under the SIP, or when combined with all of the Company’s other securities based compensation arrangements, may not exceed 10% of the Company’s total outstanding Common Shares, respectively.

Common Shares which would have been issuable upon exercise of options or upon settlement of other awards granted under the SIP that are surrendered, forfeited or cancelled or that terminate or expire without being exercised or settled and Common Shares that are surrendered to the Company as payment of exercise price, withholding tax or as part of an award exchange program, will again become available for issuance under the SIP.

The Compensation Committee may at any time amend the SIP and any awards outstanding thereunder in any manner provided that no such amendment: (i) increases the number of Common Shares reserved for issuance under the SIP; (ii) reduces the issue price at which Common Shares may be issued under the Treasury Alternative of the share purchase component or reduces the exercise price of any option for the benefit of an insider of the Company; or (iii) extends the exercise term of any award beyond the original expiry date of such award, without the approval, if required, of shareholders and, if required, any stock exchange or regulatory authority having jurisdiction over the securities of the Company.

Awards granted under the SIP are generally not assignable or transferable.

As of May 3, 2011, there were no Common Shares issued under the Share Purchase Component, an aggregate of 6,125,000 options were granted under the Share Option Component and 61,392 Bonus Shares had been awarded under the Share Bonus Component.

COMPENSATION OF DIRECTORS

Directors’ Fees

As of October, 2010, the Company pays directors’ fees of $30,000 per annum plus $1,000 per meeting of the Board or a committee thereof attended by each of its directors. All directors of the Company are reimbursed for their expenses and travel incurred in connection with attending directors’ meetings. All of the directors are eligible to participate in certain components of the SIP and directors have the option of receiving their fees in DSUs under the DSU Plan. The directors’ fees are reviewed periodically and may be changed from time to time. In 2010, all directors’ fees were settled in cash. In respect of 2011, four of the directors have elected to receive all or a portion of their fees in DSUs under the DSU Plan.

In addition, the Chairman of the Company is entitled to an annual retainer of $100,000. Each of the Chairman of the Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Health and Safety Committee receives an additional $10,000 per annum.

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FEES AND INCENTIVE PLAN AWARDS

The following table details all compensation provided to non-executive directors for the fiscal year ended December 31, 2010.

				Non-Equity
				Incentive	All Other
		Share-Based	Option-Based	Plan Compen-	Compen-
Name	Fees Earned	Awards	Awards(1)	sation	sation	Total
	($)	($)	($)	($)	($)	($)
Cameron Berry	12,000	-	95,333	-	-	107,333
Derek H. L. Buntain	16,000	-	48,000	-	-	64,000
Jonathan Goodman	10,500	-	96,000	-	-	106,500
Samuel W. Ingram	13,000	-	95,333	-	-	108,333
Garth A. C. MacRae	15,000	-	96,000	-	-	111,000
Michael Smith	11,500	-	-	-	-	11,500

(1)

Amounts disclosed represent the value of the 200,000 options granted to Mr. Berry, 100,000 options granted to Mr. Buntain, 200,000 options granted to Mr. Jonathan Goodman, 200,000 options granted to Mr. Ingram, 400,000 options granted to Mr. Ned Goodman and 200,000 options granted to Mr. MacRae in 2010. Option based values disclosed correspond to the accounting values of such awards using a binominal lattice methodology, resulting in a fair value of between $0.43 - $0.52 per option.

OUTSTANDING OPTION-BASED AND SHARE-BASED AWARDS TABLE

The following table provides a summary of all unexercised option awards and share-based awards held as at December 31, 2010 by each of the non-executive directors of the Company:

	Option-Based Awards				Share-Based Awards
						Market or
	Number of				Number of	Payout Value of
	Securities			Value of	Shares or	Share-Based
	Underlying	Option	Option	Unexercised	DSUs that	Awards that
Name and	Unexercised	Exercise	Expiration	in-the-money	have not	have not
Award Date(s)	Options	Price	Date	Options (1)	Vested	Vested
	(#)	($)		($)	(#)	($)
Cameron Berry
October 29, 2010	200,000	0.81	Oct 29, 2015	6,000	-	-
Derek H. L. Buntain
May 17, 2007	300,000	1.12	May 17, 2012	0	-	-
November 4, 2010	100,000	0.81	Nov 4, 2015	3,000	-	-
Jonathan Goodman
May 17, 2007	200,000	1.12	May 17, 2012	0	-	-
November 4, 2010	200,000	0.81	Nov 4, 2015	6,000	-	-
Samuel W. Ingram
October 29, 2010	200,000	0.81	Oct 29, 2015	6,000	-	-

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	Option-Based Awards				Share-Based Awards
Market or
	Number of				Number of	Payout Value of
	Securities			Value of	Shares or	Share-Based
	Underlying	Option	Option	Unexercised	DSUs that	Awards that
Name and	Unexercised	Exercise	Expiration	in-the-money	have not	have not
Award Date(s)	Options	Price	Date	Options (1)	Vested	Vested
	(#)	($)		($)	(#)	($)
Garth A. C. MacRae
May 17, 2007	200,000	1.12	May 17, 2012	0	-	-
November 4, 2010	200,000	0.81	Nov 4, 2015	6,000	-	-
Michael Smith
Oct 16, 2008	200,000	0.54	Oct 16, 2013	60,000	-	-

(1)

This value is based on the difference between the market value of the Common Shares underlying the options at the end of the most recently completed financial year, and the exercise price of the option.

INCENTIVE PLAN AWARDS

The following table sets forth information regarding the vesting of option-based awards of the Company to the non-executive directors for the fiscal year ended December 31, 2010:

			Non-Equity Incentive Plan
	Option-Based Awards – Value	Share-Based Awards – Value	Compensation – Value
	Vested During the Year(1)	Vested During the Year	Earned During the Year
Name	($)	($)	($)
Cameron Berry	2,000	-	-
Derek H. L. Buntain	1,000	-	-
Jonathan Goodman	2,000	-	-
Samuel W. Ingram	2,000	-	-
Garth A. C. MacRae	2,000	-	-
Michael Smith	20,000	-	-

(1)	The value is determined by calculating the difference between the market price of the underlying Common Shares and the exercise price of the options on the vesting date.

EXECUTIVE COMPENSATION

The following table sets forth all annual compensation for services in all capacities to the Company for the fiscal years ended December 31, 2010, December 31, 2009, and December 31, 2008 in respect of each of the individuals who were, for any portion of the year ended December 31, 2010, the Named Executive Officers. There were no other executive officers of the Company whose total compensation was, individually, more than $150,000 as determined at the end of the financial year.

Eurogas Corporation	21	Management Information Circular

SUMMARY COMPENSATION TABLE

					Annual Non-
					Equity
					Incentive
Name and			Share-Based	Option-Based	Plan	All Other	Total Comp-
Principal Position	Year	Salary	Awards	Awards	Compensation	Compensation	ensation
		($)	($)	($)	($)	($)	($)
Ned Goodman Chairman of the Board of Directors	2010	-	-	190,667	-	26,000(1)	216,667
	2009	-	7,650(2)	-	-	-	7,650
	2008	-	25,400(3)	-	-	-	25,400
M. Jaffar Khan(4) President and Chief Executive Officer	2010	125,000	-	95,500	-	14,946(5)	235,446
	2009	125,000	7,650(2)	-	160,000(6)	16,625(5)	309,275
	2008	100,000	25,400(3)	-	-	-	125,400
David Bhumgara(4)(7) Chief Financial Officer	2010	-	-	95,333	-	-	95,333
	2009	-	-	-	-	-	-
	2008	-	-	-	-	-	-
Lucie Presot(4)(8) Vice President	2010	-	-	95,333	-	-	95,333
	2009	-	7,650(2)	-	-	-	7,650
	2008	-	-	-	-	-	-
Bruce Sherley(4)(9) President, Dundee Oil and Gas Limited	2010	-	-	190,667	-	-	190,667
	2009	-	-	-	-	-	-
	2008	-	-	-	-	-	-

(1)

In the fourth quarter of 2010, upon the recommendation of the Compensation Committee, the Board approved the payment of an annual retainer for the Chairman of the Board of $100,000 per annum. Amounts disclosed represent the pro rata portion of the retainer fee plus a $1,000 meeting fee which was paid to Mr. Goodman in respect of 2010.

(2)

15,000 DSUs were granted on May 22, 2009 to each of Mr. Goodman, Mr. Khan and Ms. Presot at $0.51. The value is determined by multiplying the number of DSUs by the closing price of the underlying Common Shares on the grant date.

(3)

20,000 DSUs were granted on May 22, 2008 to each of Mr. Goodman and Mr. Khan at $1.27. The value is determined by multiplying the number of DSUs by the closing price of the underlying Common Shares on the grant date.

(4)	See “Compensation Discussion and Analysis – Services Agreements”.

(5)

These amounts represent the value of Mr. Khan’s annual medical benefit and travel allowance in each of 2009 and 2010. The portion attributed to the medical benefit was converted from U.S. dollars using the conversion rates as at December 31, 2009 and December 31, 2010, respectively.

(6)	This amount represents Mr. Khan’s cash bonus award in respect of fiscal 2009.

(7)	Mr. Bhumgara was appointed Chief Financial Officer on June 14, 2010.

(8)	Ms. Presot was appointed Vice President on June 14, 2010. She held the office of Chief Financial Officer from May 22, 2009 until June 14, 2010.

(9)

Mr. Sherley is the President of Dundee Oil and Gas Limited, the general partner of Dundee Energy Limited Partnership, which is the operator of the Company’s oil and gas assets in and around Lake Erie, Ontario.

Eurogas Corporation	22	Management Information Circular

OUTSTANDING OPTION-BASED AWARDS AND SHARE-BASED AWARDS TABLE

The following table provides a summary of all option-based awards and share-based awards outstanding on December 31, 2010 to each of the Named Executive Officers:

	Option-Based Awards				Share-Based Awards
	Number of			Value of	Number of	Market or Payout
	Securities			Unexercised	Shares or DSUs	Value of Share-
	Underlying			in-the-Money	that have not	Based Awards
Name and	Unexercised	Option	Option Expiration	Options(1)	Vested	that have not
Award Date	Options	Exercise Price	Date			Vested
	(#)	($)		($)	(#)	($)
Ned Goodman
May 17, 2007	350,000	1.12	May 17, 2012	0	-	-
October 29, 2010	400,000	0.81	Oct 29, 2015	12,000	-	-
M. Jaffar Khan
May 17, 2007	200,000	1.12	May 17, 2012	-	-	-
October 29, 2010	150,000	0.81	October 29, 2015	4,500	-	-
November 4, 2010	50,000	0.81	November 4, 2015	1,500	-	-
David Bhumgara
October 29, 2010	200,000	0.81	October 29, 2015	6,000	-	-
Bruce Sherley
May 30, 2006	200,000	1.65	May 30, 2011	-	-	-
October 29, 2010	400,000	0.81	October 29, 2015	12,000	-	-
Lucie Presot
October 29, 2010	200,000	0.81	October 29, 2015	6,000	-	-

(1)	The value is based on the difference between the market value of the Common Shares underlying the options at December 31, 2010, and the exercise price of the option.

INCENTIVE PLAN AWARDS

The following table sets forth information regarding the vesting of option-based awards of the Company to the Named Executive Officers for the fiscal year ended December 31, 2010:

			Non-Equity Incentive Plan
	Option-Based Awards – Value	Share-Based Awards – Value	Compensation – Value Earned
Name	Vested During the Year(1)	Vested During the Year	During the Year
	($)	($)	($)
Ned Goodman	4,000	-	-
M. Jaffar Khan	2,000	-	-
David Bhumgara	2,000	-	-
Lucie Presot	2,000	-	-
Bruce Sherley	4,000	-	-

(1)	The value is based on the difference between the exercise price of the option and the market value of the Common Shares underlying the vested options on the vesting date.

Eurogas Corporation	23	Management Information Circular

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

No director or executive officer of the Company, or any associate or affiliate of such person, is or ever has been indebted to the Company; nor has any such person’s indebtedness to any other entity been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Except as described in this Information Circular, and to the knowledge of the Company, none of the directors, officers or insiders of the Company, any proposed nominee for election as a director, or any associate or affiliate of the foregoing has, or has had, any material interest in any transaction since the commencement of the last financial year or in any proposed transaction that has materially affected, or will materially affect, the Company or any of its affiliates.

ADDITIONAL INFORMATION

Additional information relating to the Company is available on SEDAR at www.sedar.com and on the Company’s website at www.eurogascorp.com. Shareholders may also request copies of the Company’s financial statements and management’s discussion & analysis from the Company by calling (403) 264-4985.

DIRECTORS’ APPROVAL

The contents and sending of this Information Circular have been approved by the directors of the Company.

DATED at Toronto, Ontario on April 26, 2011.

By Order of the Board

/s/ Lily Mance
Lili Mance, Corporate Secretary

Eurogas Corporation	24	Management Information Circular

SCHEDULE A

TO THE MANAGEMENT INFORMATION CIRCULAR
OF EUROGAS CORPORATION

RESOLUTION OF THE SHAREHOLDERS

NAME CHANGE RESOLUTION

IT IS RESOLVED AS A SPECIAL RESOLUTION THAT:

1.

The articles of Eurogas Corporation (the “Company”) are hereby amended (the “Amendment”) to change the name of the Company to “Dundee Energy Limited” or such other name as may be acceptable to the applicable regulatory authorities and approved by the board of directors of the Company; and

2.

Any one director or officer of the Company be and is hereby authorized and directed, acting for, in the name of and on behalf of the Company to take all such further actions and to execute and deliver all such further agreements, instruments and documents relating to, contemplated by, necessary or desirable in connection with this special resolution, the Amendment and the changing of the name of the Company (including, without limitation, the delivery and/or filing of articles of amendment in the prescribed form under the Canada Business Corporations Act, all such agreements, instruments and documents being collectively referred to herein as the ‘‘Documents’’), in the name and on behalf of the Company and under its corporate seal or otherwise, on such terms and conditions and in such form, with such alterations, additions, modifications and changes thereto, as in such individual’s opinion may be necessary or desirable to give effect to this special resolution, which opinion and the approval thereof shall be conclusively evidenced by the taking of such further actions and the execution and delivery of the Documents, and the execution and delivery of the Documents and the taking of such further actions by such individual shall be conclusive evidence that same is authorized by this special resolution.

Eurogas Corporation	A-1	Management Information Circular

SCHEDULE B

TO THE MANAGEMENT INFORMATION CIRCULAR
OF EUROGAS CORPORATION

RESOLUTION OF THE SHAREHOLDERS

DSU PLAN RESOLUTION

IT IS RESOLVED THAT:

1.	The Eurogas Corporation (the “Company”) deferred share unit plan (the “Plan”) be amended, as follows:

(a)	for the insider restrictions set out at Subsection 613(a) of the TSX Company Manual; and

(b)
to permit the board of directors to amend the Plan from time to time without the approval of the shareholders, provided that any amendment, modification or change to the provisions of the Plan which would:

(i)
increase the number of common shares which may be issued pursuant to the Plan (except for the purpose of maintaining award value in connection with a stock split, consolidation, share dividend from treasury, recapitalization, change of control, or similar event), or

(ii)
increase the Redemption Value (as defined in the Plan) at which a participant or the legal representative of the participant’s estate, as applicable, may redeem Units (as defined in the Plan) in accordance with the Plan (except for the purpose of maintaining award value in connection with a stock split, consolidation, share dividend from treasury, recapitalization, change of control, or similar event) below the Redemption Value specified by the Plan to the benefit of an Insider;

shall be subject to approval, if required, of the shareholders and, if required, any stock exchange or regulatory authority having jurisdiction over the securities of the Company.

2.

Any director or officer of the Company is hereby authorized and directed, acting for, in the name of and on behalf of the Company, to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or cause to be delivered, all such other deeds, documents, instruments and assurances, and to do or cause to be done all such other acts and things, as in the opinion of such director or officer of the Company may be necessary or desirable to carry out the intent of the foregoing resolution (including, without limitation, the compliance with all requirements of the Toronto Stock Exchange), and the execution of any such document or the doing of any such other act or thing being conclusive evidence of such determination.

Eurogas Corporation	B-1	Management Information Circular